Exhibit 10.27
AMENDED AND RESTATED
SERVICE AGREEMENT
     THIS AMENDED AND RESTATED SERVICE AGREEMENT (the “Agreement”) is dated as of this 8th day of May 2008 (the “Effective Date”) by and between MagnaChip Semiconductor, Ltd., a Korean yuhan hoesa (the “Company”), and Sang Park, an individual (the “Officer”).
W I T N E S S E T H:
     WHEREAS, the Company and the Officer entered into a Service Agreement, dated as of the 27th day of May 2006 (the “Original Agreement”), pursuant to which the Officer was employed by the Company as its President and Chief Executive Officer and is currently employed as its Chairman of the Board of Directors and Chief Executive Officer; and
     WHEREAS, the Company desires to continue to have the benefits of the Officer’s knowledge and experience as a full-time officer and to employ the Officer in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Officer for such services, and the Officer is willing to continue to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement as this Amended and Restated Service Agreement as follows:
     1. EFFECTIVENESS OF THIS AGREEMENT
     This Agreement shall constitute a binding obligation of the Officer and the Company upon the execution of this Agreement.
     2. EMPLOYMENT AND DUTIES
     (a) General. Effective as of the date of the Original Agreement (the “Original Effective Date”), on the terms and conditions set forth herein, the Company has employed the Officer as President and Chief Executive Officer of the Company, and the Company currently employs the Officer as its Chief Executive Officer and Chairman. From the Effective Date, the Company shall hereby employ the Officer as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Officer agrees upon the terms and conditions herein set forth to be employed by the Company. The Officer has been appointed as a member of the Board of Directors of the Company (the “Board”) and from the Effective Date, the Company agrees that the Officer shall continue to serve as a member of the Board and that, for so long as the Officer is employed by the Company, the Company shall nominate the Officer to serve as a director at each annual stockholder meeting; provided that, if the Company has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, the Company shall not be obligated to nominate the Officer to serve as a director if the Officer has previously been nominated as a director at an annual or special stockholder meeting and the stockholders holding a majority of the voting power of the Company at such meeting shall not have voted to elect the Officer. The Officer agrees that upon the termination of his employment as President and Chief Executive Officer of the Company, he shall resign from the Board and from all other Boards of Directors of the Company’s affiliates of which he is a member. The Officer shall diligently perform such duties and have such responsibilities as the Board may establish from time to time, and the Officer shall report to the Board.

     (b) Term. Unless terminated at an earlier date in accordance with Section 4 hereof, the term of the Officer’s employment with the Company under the Original Agreement and continuing under this Agreement shall be for a term commencing on the Original Effective Date and ending on the second anniversary of the Original Effective Date (the “Initial Term”). Thereafter, unless terminated at an earlier date in accordance with Section 4 hereof, the Initial Term and each Additional Term shall be automatically extended for successive two-year periods (each, an “Additional Term”), in each case, commencing upon the expiration of the Initial Term or the then current Additional Term, unless at least 90 days prior to the expiration of such term, either party gives written notice to the other party of its intention not to extend the term of the Officer’s employment. The Company’s delivery of a notice of its intention not to extend the term of the Officer’s employment shall not be deemed to be an Involuntary Termination (as defined below).
     (c) Services. The Officer shall well and faithfully serve the Company, and shall devote all of his business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which the Officer receives compensation without the prior written approval of the Company. The Officer hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company. The Officer shall be entitled to serve on a maximum of two other company boards of directors, provided those companies are not competitors of the Company and the Company shall make reasonable accommodation for travel and service in connection with these outside boards of directors.
     3. COMPENSATION AND OTHER BENEFITS
     Subject to the provisions of this Agreement, including, without limitation, the termination provisions contained in Section 4, the Company shall pay and provide the following compensation and other benefits to the Officer as compensation for all services rendered hereunder:
     (a) Salary. The Company shall pay the Officer a base salary at the rate of US$450,000.00 per annum (the “Salary”), payable to the Officer in accordance with the standard payroll practices of the Company as are in effect from time to time, less all such deductions or withholdings required by applicable law. Annual increases in the Salary will be determined by the compensation committee of the Board (the “Committee”) in accordance with the Committee’s policies and procedures.
     (b) Bonuses.
     (i) Annual Incentive. The Officer shall be eligible to earn an annual cash bonus (the “Annual Incentive”). The Annual Incentive shall be 100% of the Officer’s Salary. The Officer’s Annual Incentive shall be payable upon achievement of performance goals set by the Committee, after consultation with the Officer, and ratified by the Board. The actual bonus paid may be higher or lower than the Annual Incentive for over- or under-achievement of the Officer’s performance goals, as determined by the Committee. Any Annual Incentive earned by the Officer shall be shall be paid in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance goals, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year. The amount of the Annual Incentive in respect of the 2006 plan year shall be pro-rated to reflect the number of days the Officer was actually employed with the Company during the 2006 plan year following the Effective Date.
     (ii) Performance Bonus. The Officer shall be paid an additional, one-time cash bonus (the “Performance Bonus”) in an amount equal to US$900,000 on the earlier of (A) June 30, 2009 or (B) the date (but not before January 1, 2009) which is six months after a closing of the first to occur of a “Change of Control” or the Company’s “First Public Offering” (as such terms are defined in that certain Second Amended and Restated Securityholders’ Agreement dated as of October 6, 2004, among MagnaChip Semiconductor LLC and the other signatories thereto, as amended from time to time), provided the Officer remains in continuous employment with the Company through the applicable date.
     (c) Benefits. The Officer shall be eligible to participate in or purchase as necessary and be reimbursed for medical, disability and life insurance plans and to receive other benefits applicable to senior officers of the Company generally in accordance with the terms of such plans as are in effect from time to time. In addition, the Company shall pay for the cost of housing accommodations and expenses related thereto in accordance with the policies currently applicable to senior executive officers of the Company and as set forth on Schedule A attached hereto (the “Housing Accommodation”), and except as otherwise provided in Section 4, during the term of this Agreement, the Officer shall be entitled to the expatriate, repatriation, and international service benefits that are described in Schedule A. Any reimbursement or in-kind benefit the Officer is entitled to receive pursuant to Schedule A shall (A) be paid no later than the last day of the Officer’s taxable year following the taxable year in which the expense was incurred, (B) not be affected by the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, and (C) not be subject to liquidation or exchange for another benefit.
     (d) Expenses. The Company shall pay or reimburse the Officer for all reasonable out-of-pocket expenses incurred by the Officer in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time. Any reimbursement or expense payment the Officer is entitled to receive pursuant to this Section 3(d) shall (i) be paid no later than the last day of the Officer’s taxable year following the taxable year in which the expense was incurred, (ii) not be affected by the amount of expenses eligible for reimbursement or payment in any other taxable year and (iii) not be subject to liquidation or exchange for another benefit.
     (e) Vacation. The Officer shall be entitled to annual vacation of three calendar weeks per year.
     (f) Equity.
     (i) Upon the Effective Date, the Officer shall be granted options to purchase 800,000 restricted Common Units (the “Options”) of MagnaChip Semiconductor LLC, a Delaware limited liability company (“MagnaChip LLC”), at a purchase price equal to US$1.02 per Common Unit. The Options, and the restricted Common Units issued upon the exercise of the Options (the “Restricted Units”), shall be subject to restrictions contained in the MagnaChip Semiconductor LLC California Equity Incentive Plan (as the same may be amended from time to time, the “Incentive Plan”).
     (ii) The Options and the Restricted Units shall be subject to forfeiture or to repurchase by the Company upon the Officer’s termination of service in accordance with the terms of the Incentive Plan, but, generally, upon the Officer’s termination of service (other than for Cause) (1) unvested Options shall be subject to repurchase by the Company at a repurchase price of US$1.02 per Option and (2) vested Options and Restricted Units shall be subject to repurchase by the Company at a repurchase price equal to fair market value, as determined by the Board of Directors of MagnaChip LLC in good faith at the time of the repurchase. Upon a termination of service for Cause, the unvested and vested Options and Restricted Units shall be subject to repurchase by the Company at a repurchase price of US$1.02 per Option or Restricted Unit, as the case may be. The Options shall vest in accordance with the schedule set forth in the Incentive Plan, but generally 25% of the Options shall be scheduled to vest on the first anniversary of the date hereof and an additional 6.25% of the Options shall be scheduled to vest each calendar quarter thereafter. On any scheduled vesting date, the Options shall vest only if the Officer is still employed by the Company (except as otherwise provided in this Agreement).

     4. TERMINATION OF EMPLOYMENT
     Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Officer’s employment hereunder, at any time for any reason or for no stated reason, and the Officer shall have the right to resign, at any time for any reason or for no stated reason.
     (a) Termination for Cause or Resignation.
     (i) If, prior to the expiration of the Initial Term or any Additional Term, the Officer’s employment is terminated by the Company for “Cause” (as hereinafter defined) or if the Officer resigns for any reason other than Good Reason (as hereinafter defined) from his employment hereunder, the Officer shall be paid all accrued but unpaid Salary, vacation, expense reimbursements, and other benefits due to the Officer through his termination date under any Company-provided or paid plans, policies and arrangements, in accordance with their terms. Except to the extent required by the terms of the benefits provided under Section 3(f) or applicable law, the Officer shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years. The treatment of any outstanding Options held by the Officer as of the date of the termination shall be governed by the agreements and equity incentive plans pursuant to which the Options were granted.
     (ii) Termination for “Cause” shall mean a termination of the Officer’s employment with the Company because of (A) a failure by the Officer to substantially perform the Officer’s customary duties with the Company in the ordinary course (other than such failure resulting from the Officer’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Officer provides written notification to the Company of resignation of employment for Good Reason under this Agreement) that, if susceptible to cure, has not been cured as determined by the Company within 30 days after a written demand for substantial performance is delivered to the Officer by the Company, which demand specifically identifies the manner in which the Company believes that the Officer has not substantially performed the Officer’s duties; (B) the Officer’s gross negligence, intentional misconduct or material fraud in the performance of his employment; (C) the Officer’s conviction of, or plea of nolo contendere to, a felony or to a crime involving fraud or dishonesty; (D) a judicial determination that the Officer committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”); or (E) the Officer’s material violation of this Agreement or of one or more of the Company’s material policies applicable to the Officer’s employment as may be in effect from time to time.
     (iii) Termination of the Officer’s employment for Cause shall be communicated by delivery to the Officer of a written notice from the Company stating that the Officer will be terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation other than for Good Reason by the Officer shall be the date specified in a written notice of resignation from the Officer to the Company provided that the Officer shall provide at least 30 days’ advance written notice of his resignation other than for Good Reason.

     (b) Involuntary Termination.
     (i) If, prior to the expiration of the Initial Term or any Additional Term, the Company terminates the Officer’s employment for any reason other than Disability, death or Cause or if the Officer resigns from his employment for Good Reason (such termination or resignation being hereinafter referred to as an “Involuntary Termination”), the Officer shall be entitled to (A) payment of his Salary and vacation accrued up to and including the date of the Involuntary Termination, (B) payment of any unreimbursed expenses and (C) severance (the “Severance”), consisting of the following:
     If the Involuntary Termination is not in connection with a Change of Control then:
     (1) Provided that the Officer has not become entitled to the Performance Bonus on or prior to the date of the Involuntary Termination, the Company shall pay to the Officer an amount equal to twelve months of Salary at the monthly rate in effect on the date of the Involuntary Termination. Such amount shall be paid over a period of twelve months, which, subject to Section 4(f), shall be payable to the Officer in accordance with the Company’s normal payroll schedule as in effect on the date of the Involuntary Termination, commencing with the first payroll date occurring at least thirty (30) days following the date of the Involuntary Termination. The Company and the Officer agree that for purposes of Section 409A of the Code, the payments pursuant to this Section shall be treated as a right to a series of separate payments.
     (2) The Company shall pay to the Officer the Annual Incentive for the year in which the Involuntary Termination occurs. Such amount shall be paid in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year.
     (3) The Officer shall receive 12 months’ accelerated vesting with respect to the Officer’s outstanding equity awards and a 12-month post-termination equity award exercise period.
     (4) The Company shall continue to provide the “Enumerated Benefits” to the Officer and his eligible dependents for a period of twelve (12) months commencing on the date of the Involuntary Termination. To the extent that all or any portion of the Company’s payment of the cost of the Enumerated Benefits would be for a type of benefit or exceed an amount for which, or continue for a period of time in excess of which, such Enumerated Benefits would qualify for an exemption from treatment as a deferral of compensation within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”), the Company shall, for the duration of the twelve month period, pay for the Enumerated Benefits in an amount not to exceed US$600,000 per calendar year or any portion thereof. The amount of the Enumerate Benefits furnished in any taxable year of the Officer shall not affect the amount of Enumerated Benefits furnished by the Company in any other taxable year of the Officer. Any right of the Officer to Enumerated Benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement for Enumerated Benefits to which the Officer is entitled shall be paid no later than the last day of the Officer’s taxable year following the taxable year in which the Officer’s expense for the Enumerated Benefits was incurred. The “Enumerated Benefits” shall consist of medical benefits, tax equalization (taking into account only U.S. federal taxes), tax preparation services, international health insurance, home leave flights, company-paid housing and a driver.
     If the Involuntary Termination is in connection with a Change of Control then:
     (1) Provided that the Officer has not become entitled to the Performance Bonus on or prior to the date of the Involuntary Termination, the Company shall pay to the Officer an amount equal to twenty-four months of Salary at the monthly rate in effect on the date of the Involuntary Termination. Such amount shall be paid over a period of twenty-four months, which, subject to Section 4(f), shall be payable to the Officer in accordance with the Company’s normal payroll schedule as in effect on the date of the Involuntary Termination, commencing with the first payroll date occurring at least thirty (30) days following the date of the Involuntary Termination. The Company and the Officer agree that for purposes of Section 409A of the Code, the payments pursuant to this Section shall be treated as a right to a series of separate payments.
     (2) The Company shall pay to the Officer the Annual Incentive for the year in which the Involuntary Termination occurs. Such amount shall be paid in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event no earlier than January 1 or later than March 15 of the year following the applicable plan year.
     (3) The Officer shall receive 24 months’ accelerated vesting with respect to the Officer’s outstanding equity awards and a 12 month post-termination equity award exercise period.
     (4) The Company shall continue to provide the Enumerated Benefits to the Officer and his eligible dependents for a period of twenty-four (24) months commencing on the date of the Involuntary Termination. To the extent that all or any portion of the Company’s payment of the cost of the Enumerated Benefits would be for a type of benefit or exceed an amount for which, or continue for a period of time in excess of which, such Enumerated Benefits would qualify for an exemption from treatment as a deferral of compensation within the meaning of the Section 409A Regulations, the Company shall, for the duration of the twenty-four month period, pay for the Enumerated Benefits in an amount not to exceed US$600,000 per calendar year or any portion thereof. The amount of the Enumerate Benefits furnished in any taxable year of the Officer shall not affect the amount of Enumerated Benefits furnished by the Company in any other taxable year of the Officer. Any right of the Officer to Enumerated Benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement for Enumerated Benefits to which the Officer is entitled shall be paid no later than the last day of the Officer’s taxable year following the taxable year in which the Officer’s expense for the Enumerated Benefits was incurred.
     The Severance payable to the Officer pursuant to this section shall be reduced to the extent that the Company makes any severance payments pursuant to the Korean Commercial Code or any other statute.
     Without the prior consent of the Officer, neither the Company nor any affiliate shall enter into a severance arrangement with any other officer of the Company that provides such officer with severance payments and/or benefits greater than those to which the Officer is entitled pursuant to this Agreement. In addition, if the Company or any affiliate already has entered into such a severance arrangement, the Officer shall be entitled to receive equivalent severance payments and benefits.
     For purposes of this Section 4(b)(i), an Involuntary Termination is “in connection with a Change of Control” if the date of the Involuntary Termination (or, if applicable, the commencement of the cure period that leads to the Involuntary Termination) is within nine months following a Change of Control.

     (ii) Resignation for “Good Reason” shall mean resignation by the Officer because of, unless the Officer otherwise consents in writing, one or more of the following circumstances if and only if the Officer informs the Company in writing within 30 days following its initial occurrence that one or more of such circumstances has occurred and such circumstances have not, if susceptible to cure, been cured as determined by the Company within 30 days after a written demand for substantial performance is delivered to the Company by the Officer, which demand specifically identifies the manner in which the Officer believes that the Company has not performed its obligations:
     (1) a reduction in the Officer’s base Salary or Annual Incentive target other than a one-time reduction of not more than 10% that also is applied to substantially all of the other Company executive officers;
     (2) a material reduction in the kind or level of benefits and perquisites (including office space and location) that the Officer is eligible to receive other than a reduction that also is applied to substantially all other Company executive officers;
     (3) failure to provide, or any reduction in, the Housing Accommodation;
     (4) the nature or status of the Officer’s authorities, duties or responsibilities has been materially and adversely altered;
     (5) the Company fails to initially appoint or, subject to the proviso contained in Section 2(a), subsequently nominate the Officer to serve as a director as required by this Agreement;
     (6) the members of MagnaChip LLC have removed the Officer from the Board of Directors of MagnaChip LLC, unless the Officer shall have been removed for “cause” (as such term is defined in the Second Amended and Restated Securityholders Agreement, dated October 6, 2004, among MagnaChip LLC and the members of MagnaChip LLC); or
     (7) the Officer has not been appointed chief executive officer of MagnaChip LLC or any other affiliate of the Company immediately following an initial public offering of the equity securities of such entity.
     (iii) Resignation for Good Reason shall be communicated by delivery to the Company of a written notice from the Officer stating that the Officer will be resigning for Good Reason, specifying the particulars thereof and the effective date of such resignation, which shall be a date no later than six months after the first occurrence of the circumstance(s) constituting Good Reason. If the Officer provides such written notice to the Company, the Company shall have 30 days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company, such material breach shall no longer constitute Good Reason for purposes of this Agreement.
     (iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Officer. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Officer to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(ii) above has expired without the Company having corrected the event or events subject to cure.
     (c) Termination Due to Disability. In the event of the Officer’s Disability, the Company shall be entitled to terminate his employment. In the case that the Company terminates the Officer’s employment due to Disability, the Officer shall be entitled to (i) payment of his Salary and accrued vacation up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year, based on actual performance objectives satisfied by the Company, and payable in a lump sum payment in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event, no earlier than January 1 or later than Marcy 15 of the year following the applicable plan year, and (iv) other benefits due to the Officer through his termination date under any Company-provided or paid plans, policies and arrangements, in accordance with their terms. As used herein, the term “Disability” shall mean that the Company determines that due to physical or mental illness or incapacity, whether total or partial, the Officer is substantially unable to perform his duties hereunder for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days. The Officer shall permit a licensed physician agreed to by the Company and the Officer (or, in the event that the Company and the Officer cannot agree, by a licensed physician agreed upon by a physician selected by the Company and a physician selected by the Officer) to examine the Officer from time to time prior to the Officer’s being determined to be Disabled, as reasonably requested by the Company, to determine whether the Officer has suffered a Disability hereunder.
     (d) Death. In the event of the Officer’s death while employed by the Company, the Officer’s estate or named beneficiary shall be entitled to (i) payment of his Salary and accrued vacation up to and including the date of termination (ii) payment of any unpaid expense reimbursements, (iii) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year, based on actual performance objectives satisfied by the Company, and payable in a lump sum payment in accordance with the terms of the applicable plans and policies of the Company following the determination by the Committee of the extent of achievement of the applicable performance objectives, but in any event, no earlier than January 1 or later than March 15 of the year following the applicable plan year, and (iv) other benefits due to the Officer through his termination date under any Company-provided or paid plans, policies and arrangements, in accordance with their terms.
     (e) Parachutes. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Officer in connection with the Officer’s employment with the Company (or termination thereof) would subject the Officer to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Officer, including without limitation any Excise Tax) that the Officer would receive with respect to such payments or benefits does not exceed the net-after tax amount the Officer would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Officer without the imposition of the Excise Tax, then, only the to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced.
     (f) Compliance with Section 409A. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Officer’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Section 409A Regulations shall be paid unless and until the Officer has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Officer is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Officer’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Officer’s separation from service shall paid to the Officer before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Officer’s separation from service or, if earlier, the date of the Officer’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

     5. COVENANTS
     (a) Confidential Information. As an officer of the Company, the Officer acknowledges that he has had and will have access to confidential or proprietary information or both relating to the business of, or belonging to, the Company or any affiliates or third parties including, but not limited to, proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, services, customer lists, customers, markets, computer software (including object code and source code), data and databases, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Officer in any manner including by drawings or observations of parts or equipment, etc., all of which have substantial value to the Company (collectively, “Confidential Information”).
     (i) The Officer agrees that while employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall not: (A) use any Confidential Information except in the course of his employment by the Company; or (B) disclose any Confidential Information to any other person or entity, except to personnel of the Company utilizing it in the course of their employment by the Company or to persons identified to the Officer in writing by the Company, without the prior written consent of the Company.
     (ii) While the Officer is employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are, or during the period of the Officer’s employment by the Company, become, a party or subject. Upon the request of the Officer, the Company shall disclose to the Officer any such agreements to which it is a party or is subject.
     (iii) The Officer hereby confirms that all Confidential Information and “Company Materials” (as hereinafter defined) are and shall remain the exclusive property of the Company. Immediately upon the termination of the Officer’s employment for any reason, or during the Officer’s employment with the Company upon the request of the Company, the Officer shall return all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company or its affiliates, whether such documents have been prepared by the Officer or others.
     (b) Disclosure of Previously Acquired Information to Company. The Officer hereby agrees not to disclose to the Company, and not to induce the Company to utilize, any proprietary information or trade secrets of any other party that are in his possession, unless and to the extent that he has authority to do so.
     (c) Non-Competition. While the Officer is employed by the Company and for a two-year period thereafter, the Officer (and any entity or business in which the Officer or any affiliate of the Officer has any direct or indirect ownership or financial interest) shall not, except with the prior written consent of the Board of Directors, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into any employment of, act as a consultant to, or perform any services for, any business which at any time during such period is in competition with any material business in which the Company, or any of its affiliates, has taken substantial steps to engage or is engaged on or prior to the termination of Officer’s employment by the Company, anywhere in the world. This provision shall not be construed to prohibit the ownership by the Officer of less than 2% of any class of securities of any corporation, so long as he remains a passive investor in such entity

     (d) No Solicitation. While the Officer is employed by the Company and for a three-year period thereafter, the Officer shall not, directly or indirectly, for the Officer’s own account or for the account of any other Person (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any of its affiliates, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its subsidiaries or any successor to any of the foregoing and who had frequent contact with the Officer during the Officer’s employment (provided, however, it shall not be a violation of this provision if the Officer solicits or employs his administrative assistant) or (ii) solicit or attempt to solicit the trade of any Person which, at the time of such solicitation, is a significant customer of the Company or its affiliates, or any successor to any of the foregoing, or which the Company or its affiliates, or any successor to any of the foregoing, is undertaking reasonable steps to procure as a customer at the time of or immediately preceding the termination of Officer’s employment by the Company and which the Company reasonably believes could become a significant customer (provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company or its affiliates).
     (e) Non-Disparagement. The Officer and the Company agree that at any time during his employment with the Company or at any time thereafter, neither the Company nor the Officer shall make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other, any subsidiary or any of their respective officers, directors, employees, products or services. The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.
     (f) Enforcement. The Officer hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable. However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.
     6. GENERAL PROVISIONS
     (a) Tax Withholding. All amounts paid to Officer hereunder shall be subject to all applicable wage withholding.
     (b) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i) To the Company:	MagnaChip Semiconductor, Ltd.
891 Daechi-dong, Gangnam-gu
Seoul 135-738 Korea
Facsimile No: +82-2-6903-3898
Attn: General Counsel

With a copy to:	Court Square Capital Partners
Park Avenue Plaza, 34th Floor
55 East 52nd Street
New York, NY 10055 USA
Facsimile No: +1-212-752-6184
Attn: David Thomas

and

Francisco Partners, L.P.
One Letterman Drive
Building C, Suite 410
San Francisco, CA 94129 USA
Facsimile No.: +1-415-418-2999
Attn: Dipanjan Deb

and

DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303
Facsimile No.: +1-650-833-2001
Attn: Micheal Reagan, Esq.

(ii) To the Officer:	at the last known residential address.
or to such other persons or other addresses as either party may specify to the other in writing.
     (c) Assignment; Assumption of Agreement. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors, and legal representatives of the Officer upon the Officer’s death, and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means (i) any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or (ii) any corporation or business entity which is an affiliate of the Company and which expressly assumes the Company’s obligations hereunder in writing. None of the rights of the Officer to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Officer’s right to compensation or other benefits will be null and void.
     (d) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     (e) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     (f) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and venue shall be Wilmington, Delaware.
     (g) Relocation Expenses. The Company shall reimburse the Officer up to US$200,000 for reasonable relocation expenses incurred by him in connection with his relocation to Korea.

     (h) Entire Agreement. This Agreement, the Incentive Plan and the award agreements thereunder evidencing the equity awards granted in accordance with this Agreement, contain the entire agreement of the Officer, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations are superseded hereby as of the date of this Agreement.
     (i) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.
     (j) Acknowledgment Regarding Section 409A. The Company intends that income provided to the Officer pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Officer pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Officer, the Company shall not be responsible for the payment of any applicable taxes incurred by the Employee on compensation paid or provided to the Employee pursuant to this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

MAGNACHIP SEMICONDUCTOR, LTD.
By:	/s/ Dipanjan Deb
	Name:	Dipanjan Deb
	Title:	Director

OFFICER
/s/ Sang Park
Sang Park

Appendix A
Applicable Definitions from Second Amended and Restated Securityholders’
Agreement dated October 6, 2004
1.	Removal for “Cause” shall mean removal of a director because of such director’s (a) willful and continued failure substantially to perform his or her statutory or fiduciary duties to the Company in his or her established position, (b) participation in a fraud, act of dishonesty or other misconduct that is injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (c) being charged with or pleading guilty to a felony or a crime involving fraud or dishonesty, (d) violation of any state or federal law that has an adverse effect on the Company or (e) abuse of illegal drugs or other controlled substances or habitual intoxication.

2.	“Change of Control” means such time as:

(i)	any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than
(A)	the Institutional Securityholders and/or their respective Permitted Transferees, or

(B)	any “group” (within the meaning of such Section 13(d)(3)) of which either of the Institutional Securityholders constitutes a majority (on the basis of ownership interest), acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Company representing more than 51% of the combined voting power of the Company’s then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally; or
(ii)	a sale or transfer by the Company or any of its Subsidiaries of substantially all of the consolidated assets of the Company and its Subsidiaries to a Person that is not an Affiliate of the Company prior to such sale or transfer.

3.	“First Public Offering” means the first Public Offering of Common Units (or securities into which the Common Units have been converted or changed) after the date hereof.